Exhibit 99.1

TRANSACTION INFORMATION

Costamare Shipping Services Ltd.

Costamare Shipping Services Ltd. received 60,509 shares of Common Stock on September 30, 2025 pursuant to a service agreement with the Issuer's vessel-owning subsidiaries in exchange for services provided to them.

Longshaw Maritime Investments S.A.

During the period August 28, 2025 through October 17, 2025, Longshaw Maritime Investments S.A. acquired shares of Common Stock in the following transactions:

Trade Date	Amount of Shares	Price per Share	Where/How Effected
8/28/2025	11,939	10.50	Open Market
8/29/2025	9,468	10.57	Open Market
9/2/2025	7,906	10.49	Open Market
9/3/2025	9,740	10.17	Open Market
9/4/2025	5,200	10.36	Open Market
9/5/2025	16,520	10.52	Open Market
9/8/2025	9,883	10.85	Open Market
9/9/2025	14,134	11.50	Open Market
9/10/2025	9,388	11.70	Open Market
9/11/2025	17,786	12.13	Open Market
9/12/2025	7,548	12.17	Open Market
9/15/2025	6,595	12.19	Open Market
9/16/2025	4,636	12.23	Open Market
9/17/2025	7,994	12.18	Open Market
9/18/2025	5,948	12.29	Open Market
9/19/2025	6,718	12.04	Open Market
9/22/2025	4,749	12.09	Open Market
9/23/2025	8,412	12.60	Open Market
9/24/2025	5,470	12.70	Open Market
9/25/2025	6,222	12.74	Open Market
9/26/2025	4,388	12.66	Open Market
9/29/2025	4,700	13.54	Open Market
10/10/2025	13,181	13.50	Open Market
10/13/2025	7,633	13.63	Open Market
10/14/2025	7,687	13.56	Open Market
10/15/2025	6,650	13.14	Open Market
10/16/2025	5,800	12.67	Open Market
10/17/2025	6,610	12.97	Open Market